FBL Financial Group Announces Special Committee
Retention of Legal Counsel and Financial Advisor

West Des Moines, Iowa, October 14, 2020 - FBL Financial Group, Inc. (NYSE: FFG) (the “Company”) announced today that its Special Committee of the Board of Directors of the Company has retained Sidley Austin LLP as its legal counsel and Barclays Capital Inc. as its financial advisor in connection with its review, evaluation and response to the non-binding proposal (the “Proposal”) received by the Company from Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) dated September 4, 2020 to acquire all of the outstanding shares of Class A common stock and Class B common stock of the Company that are not owned by FBPCIC or the Iowa Farm Bureau Federation.

The Company cautions its shareholders and others considering trading in the Company’s securities that the Company only recently received the Proposal and that the Company’s Board of Directors has not made any decision with respect to the Company’s response to the Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required under applicable law.

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains, and certain oral statements made by our representatives from time to time may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that discussions with FBPCIC may not be successful and the possibility that the proposed transaction may not be entered into or completed on the terms described in the Proposal or at all, including as a result of changes in the business or prospects of the Company or FBPCIC. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q and the other reports that the Company files with the Securities and Exchange Commission from time to time. Any forward-looking statements herein are made only as of the date of this news release. Except as required under applicable law, the Company assumes no obligation to publicly update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

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